Exhibit 99.1

ALTRIA REPORTS 2017 FOURTH-QUARTER AND FULL-YEAR RESULTS;
PROVIDES 2018 FULL-YEAR EARNINGS GUIDANCE

▪	Altria’s 2017 fourth-quarter reported diluted earnings per share (EPS) decreased 50.7% to $2.60, as comparisons were affected by special items.

▪	Altria’s 2017 fourth-quarter adjusted diluted EPS, which excludes the impact of special items, increased 33.8% to $0.91.

▪	Altria’s 2017 full-year reported diluted EPS decreased 27.1% to $5.31, as comparisons were affected by special items.

▪	Altria’s 2017 full-year adjusted diluted EPS, which excludes the impact of special items, increased 11.9% to $3.39.

▪	Altria announces a new $1 billion share repurchase program to be completed by the end of 2018, having completed its prior $4 billion share repurchase program in January.

▪
Altria’s Chairman and Chief Executive Officer Marty Barrington announces his decision to retire at the conclusion of the May 17, 2018 Annual Shareholder Meeting; Altria’s Board of Directors (Board) has elected Howard Willard, 54, to serve as Chairman and Chief Executive Officer and Billy Gifford, 47, to serve as Vice Chairman and Chief Financial Officer.

RICHMOND, Va. - February 1, 2018 - Altria Group, Inc. (Altria) (NYSE: MO) today announced its 2017 fourth-quarter and full-year business results and provided its guidance for 2018 full-year adjusted diluted EPS.
“Altria had another strong year in 2017,” said Marty Barrington, Altria’s Chairman, Chief Executive Officer and President. “We delivered outstanding financial performance and continued to focus on rewarding our shareholders - paying out $4.8 billion in dividends, increasing our dividend by 8.2% and repurchasing more than $2.9 billion in shares. Our 2017 total shareholder return of 9.4% follows four consecutive years of returns exceeding 20%. Over this five-year period, our total shareholder return of 181% outperformed both the S&P 500 and S&P Food, Beverage and Tobacco Index by more than 70%.”
“That success was built on our core tobacco businesses, which delivered strong income growth and expanded their already high margins, despite a year with some unique challenges. Further, we acquired Nat Sherman to improve our smokeable segment’s position in the growing super-premium cigarette segment. We also accomplished several other important strategic initiatives for future success, including making significant progress toward our goal of becoming the U.S. leader in authorized, non-combustible reduced-risk products. And the passage of federal tax reform strengthens our financial capability to further invest in our businesses and reward our shareholders.”
“We thus are forecasting 2018 full-year adjusted diluted EPS growth in a range of 15% to 19%.”

6601 West Broad Street, Richmond VA 23230

Conference Call
As previously announced, a conference call with the investment community and news media will be webcast on February 1, 2018 at 9:00 a.m. Eastern Time. Access to the webcast is available at www.altria.com/webcasts and via the Altria Investor app.
Chairman and CEO Transition
Altria announces today that Marty Barrington has decided to retire later this year at age 65, having completed more than 25 years of distinguished service, including six years as Chairman and CEO.  The Board has elected Howard Willard, 54, to serve as Altria’s Chairman and CEO, effective May 17, 2018, at the conclusion of the 2018 Annual Meeting of Shareholders (2018 Annual Meeting).  The Board also elected Mr. Willard to Altria’s Board, effective February 1, 2018.
Mr. Willard has served in numerous senior leadership roles during his 25-year career at the company. These include his current position of Chief Operating Officer and prior roles as Chief Financial Officer and Executive Vice President of Strategy and Business Development. He also was a director of SABMiller plc (SABMiller).
Additionally, the Board elected Billy Gifford, 47, to serve as Altria’s Vice Chairman and Chief Financial Officer, also effective May 17, 2018, at the conclusion of the 2018 Annual Meeting.  Mr. Gifford’s 23-year career includes his current position as Altria’s Chief Financial Officer and prior roles as Altria’s Senior Vice President, Strategy and Business Development and President and CEO of Philip Morris USA. Mr. Gifford is currently a director at Anheuser-Busch InBev SA/NV (AB InBev).
“It has been an enormous privilege to lead our great company with a talented leadership team and terrific employees,” said Mr. Barrington.  “Howard has been essential to that team and is immensely qualified and ready to take Altria forward when I step away in May. Billy likewise has been an essential contributor to our strategies and successful operating performance. Together, they have the confidence of me and the Board of Directors to continue Altria’s enduring success.”
“The Board is grateful for Marty’s extraordinary leadership the last several years, as Altria has outperformed our competitive benchmarks,” said Thomas Farrell, the Presiding Director.  “Our election of Howard as the next Chairman and CEO is the result of our long-term succession planning process.  We believe he has the proven leadership skills, track record and strategic mindset to lead the next chapter of Altria’s remarkable story.”
“I’m honored to be elected to follow Marty in this role,” said Mr. Willard.  “He leads the company with decisive leadership and clarity, and during the past six years of his leadership, the company has been tremendously successful. I look forward to building on that success with Billy Gifford, our strong management team and our talented employees to continue to generate consistent growth and long-term value for our shareholders.”
Cash Returns to Shareholders - Dividends and Share Repurchase
In December 2017, the Board declared a regular quarterly dividend of $0.66 per share. Altria’s current annualized dividend rate is $2.64 per share. As of January 26, 2018, Altria’s annualized dividend yield was 3.7%. Altria paid approximately $1.3 billion in dividends in the fourth quarter and $4.8 billion in 2017. From the end of 2012 through 2017, Altria has paid shareholders $21 billion in dividends. Altria expects to continue to return a large amount of cash to shareholders in the form of dividends by maintaining a dividend payout ratio target of approximately 80% of its adjusted diluted EPS. Future dividend payments remain subject to the discretion of the Board.
During the fourth quarter, Altria repurchased 8.4 million shares under its share repurchase program at an average price of $66.67, for a total cost of approximately $558 million. As of December 31, 2017, Altria had $18 million remaining in the $4 billion program, which it subsequently completed in January. Since 2011, Altria has repurchased approximately $8.5 billion of its shares at an average price of $44.22. Altria’s Board has authorized a new $1 billion share repurchase program, which the company expects to complete by the end of 2018. The timing of share repurchases depends upon marketplace conditions and other factors. This program remains subject to the discretion of the Board.
Non-combustible Product Portfolio
Altria continued to build on its three platforms of non-combustible, nicotine-containing products for authorization by the U.S. Food and Drug Administration (FDA).
In smokeless and other oral nicotine-containing products, U.S. Smokeless Tobacco Company LLC (USSTC) made significant progress on its modified risk tobacco product application for Copenhagen Snuff, which it plans to file in the first quarter of 2018.
In e-vapor, Nu Mark LLC grew MarkTen’s full-year volume by approximately 60%, primarily through expanded distribution and category growth. MarkTen had a full-year 2017 national retail share of 12.5% in mainstream retail channels and is present in stores representing approximately 70% of e-vapor category volume in those channels. MarkTen Bold is now available in approximately 25,000 retail stores.
In heated tobacco, Philip Morris USA Inc. (PM USA) continues to build its commercialization plans for IQOS, which it will have the exclusive right to sell in the U.S. upon FDA authorization.

U.S. Corporate Tax Reform
On December 22, 2017, the U.S. Government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (Tax Reform Act) which, among other things, reduced the U.S. federal statutory corporate income tax rate to 21%, effective January 1, 2018.
The Tax Reform Act affected both Altria’s 2017 full-year reported effective tax rate and its 2017 full-year adjusted effective tax rate.
For the reported effective tax rate, Altria revalued its existing net deferred tax liabilities to reflect the lower rate. The Tax Reform Act also imposed a one-time deemed repatriation tax, substantially all of which is related to Altria’s share of accumulated earnings from its beer investment (Deemed Repatriation Tax). The effect of these items (Tax Reform Items) reduced Altria’s fourth-quarter and full-year reported effective tax rates, as detailed in Schedule 10.
For the adjusted effective tax rate, the Deemed Repatriation Tax covered historical earnings from Altria’s beer investment through 2017. As a result, no tax was due on the dividends Altria received from AB InBev during 2017, and Altria’s 2017 full-year adjusted effective tax rate decreased to 33.4% from Altria’s previous estimate of approximately 35.5%. This decrease provided an approximate $0.10 per share benefit to 2017 full-year adjusted diluted EPS. Altria expects to continue to receive favorable tax treatment on dividends it receives from AB InBev.
A reconciliation of Altria’s 2017 full-year reported effective tax rate to its 2017 full-year adjusted effective tax rate is shown on Schedule 10.
For Altria’s expected 2018 full-year adjusted effective tax rate, refer to “2018 Full-Year Guidance” below.
Facilities Consolidation
In October 2016, Altria announced the consolidation of certain of its operating companies’ manufacturing facilities to streamline operations and achieve greater efficiencies (Facilities Consolidation). The Facilities Consolidation is expected to be substantially completed by the end of the first quarter of 2018 and deliver approximately $50 million in annualized cost savings by the end of 2018.
As a result of the Facilities Consolidation, Altria recorded total pre-tax charges of approximately $150 million, including $71 million in 2016 and $78 million for the full year 2017, including $7 million in the fourth quarter.
2018 Full-Year Guidance
Altria forecasts 2018 full-year adjusted diluted EPS to be in a range of $3.90 to $4.03, which excludes a $0.09 tax expense for a tax basis adjustment related to the Deemed Repatriation Tax. This range represents a growth rate of 15% to 19% from a 2017 adjusted diluted EPS base of $3.39, which excludes the special items shown in Table 2. Altria’s 2018 guidance reflects investments in focus areas for long-term growth, including innovative product development and launches, regulatory science, brand equity, retail fixtures and future retail concepts.
Altria expects its 2018 full-year adjusted effective tax rate will be in a range of approximately 23% to 24%.
Altria expects capital expenditures in a range of $200 million to $250 million and depreciation and amortization expenses of approximately $210 million.
Altria’s full-year adjusted diluted EPS guidance and full-year forecast for its adjusted effective tax rate exclude the impact of certain income and expense items that management believes are not part of underlying operations. These items may include, for example, loss on early extinguishment of debt, restructuring charges, gain on AB InBev/SABMiller business combination, AB InBev/SABMiller special items, certain tax items, charges associated with tobacco and health litigation items, and resolutions of certain non-participating manufacturer (NPM) adjustment disputes under the Master Settlement Agreement (such dispute resolutions are referred to as NPM Adjustment Items).
Altria’s management cannot estimate on a forward-looking basis the impact of certain income and expense items, including those items noted in the preceding paragraph, on its reported diluted EPS and its reported effective tax rate because these items, which could be significant, may be infrequent, are difficult to predict and may be highly variable. As a result, Altria does not provide a corresponding U.S. generally accepted accounting principles (GAAP) measure for, or reconciliation to, its adjusted diluted EPS guidance or its adjusted effective tax rate forecast.
The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to Altria’s forecast.

ALTRIA GROUP, INC.
Altria reports its financial results in accordance with GAAP. Altria’s management reviews operating companies income (OCI), which is defined as operating income before general corporate expenses and amortization of intangibles, to evaluate the performance of, and allocate resources to, the segments. Altria’s management also reviews OCI, operating margins and diluted EPS on an adjusted basis, which excludes certain income and expense items, including those items noted under “2018 Full-Year Guidance” above. Altria’s management does not view any of these special items to be part of Altria’s underlying results as they may be highly variable, may be infrequent, are difficult to predict and can distort underlying business trends and results. Altria’s management also reviews income tax rates on an adjusted basis.  Altria’s adjusted effective tax rate may exclude certain tax items from its reported effective tax rate. Altria’s management believes that adjusted financial measures provide useful additional insight into underlying business trends and results and provide a more meaningful comparison of year-over-year results. Altria’s management uses adjusted financial measures for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets. These adjusted financial measures are not consistent with GAAP and may not be calculated the same as similarly titled measures used by other companies. These adjusted financial measures should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. Reconciliations of historical adjusted financial measures to corresponding GAAP measures are provided in this release.
Altria uses the equity method of accounting for its investment in AB InBev and reports its share of AB InBev’s results using a one-quarter lag because AB InBev’s results are not available in time to record them in the concurrent period. The one-quarter reporting lag does not affect Altria’s cash flows, but does impact the year-over-year comparability of Altria’s equity earnings from its beer investment and reported and adjusted diluted EPS in the short term.
Altria’s reportable segments are smokeable products, manufactured and sold by PM USA, John Middleton Co. (Middleton) and Sherman Group Holdings, LLC and its subsidiaries (Nat Sherman); smokeless products, manufactured and sold by U.S. Smokeless Tobacco Company LLC (USSTC); and wine, produced and/or distributed by Ste. Michelle Wine Estates Ltd. (Ste. Michelle).
Comparisons are to the corresponding prior-year period unless otherwise stated.
Altria’s 2017 fourth-quarter net revenues decreased 2.4% to $6.1 billion, primarily driven by lower net revenues in the smokeable products segment. Altria’s revenues net of excise taxes were essentially unchanged at $4.7 billion. For the full year, net revenues decreased 0.7% to $25.6 billion, and revenues net of excise taxes increased 0.8% to $19.5 billion.
Altria’s 2017 fourth-quarter reported diluted EPS decreased 50.7% to $2.60, primarily driven by the 2016 gain on the AB InBev/SABMiller business combination, partially offset by lower reported taxes, higher reported OCI in the smokeable and smokeless products segments and fewer shares outstanding. Altria’s fourth-quarter adjusted diluted EPS, which excludes the special items shown in Table 1, grew 33.8% to $0.91, primarily driven by higher equity earnings from Altria’s beer investment due to reporting AB InBev’s results on a one-quarter lag, higher adjusted OCI in the smokeable and smokeless products segments, a lower adjusted effective tax rate and fewer shares outstanding.

Altria’s full-year 2017 reported diluted EPS decreased 27.1% to $5.31, primarily driven by a lower gain on the AB InBev/SABMiller business combination and lower equity earnings from Altria’s beer investment, partially offset by lower reported taxes, the 2016 loss on early extinguishment of debt, higher reported OCI in the smokeable and smokeless products segments and fewer shares outstanding. Altria’s full-year 2017 adjusted diluted EPS, which excludes the special items shown in Table 1, increased 11.9% to $3.39, primarily driven by higher adjusted OCI in the smokeable and smokeless products segments, a lower adjusted effective tax rate and fewer shares outstanding.

Table 1 - Altria’s Adjusted Results

	Fourth Quarter			Full Year
	2017	2016	Change	2017	2016	Change
Reported diluted EPS	$2.60	$5.27	(50.7)%	$5.31	$7.28	(27.1)%
NPM Adjustment Items	—	—		—	0.01
Tobacco and health litigation items	0.02	0.01		0.03	0.04
AB InBev/SABMiller special items	0.02	(0.07)		0.05	(0.03)
Loss on early extinguishment of debt	—	—		—	0.28
Asset impairment, exit, implementation and acquisition-related costs	—	0.03		0.03	0.07
Patent litigation settlement	—	0.01		—	0.01
Gain on AB InBev/SABMiller business combination	—	(4.56)		(0.15)	(4.61)
Settlement charge for lump sum pension payments	0.03	—		0.03	—
Tax items	(1.76)	(0.01)		(1.91)	(0.02)
Adjusted diluted EPS	$0.91	$0.68	33.8%	$3.39	$3.03	11.9%
Note: For details of pre-tax, tax and after-tax amounts, see Schedules 7 and 9.
AB InBev/SABMiller Special Items
In the fourth quarter of 2017, earnings from Altria’s equity investment in AB InBev included net pre-tax charges of $51 million, consisting primarily of Altria’s share of AB InBev’s Brazilian tax item. In the fourth quarter of 2016, Altria recorded net pre-tax income of $236 million related to SABMiller special items.
For the full year 2017, earnings from Altria’s equity investment in AB InBev included net pre-tax charges of $160 million. For full year 2016, earnings from Altria’s equity investment in SABMiller included net pre-tax income of $89 million.
The EPS impact of these items is shown in Table 1 and Schedules 7 and 9.
Loss on Early Extinguishment of Debt
In 2016, Altria completed a cash tender offer in which it purchased approximately $933 million aggregate principal amount of its senior unsecured 9.95% and 10.20% notes due in 2038 and 2039,

respectively. The transaction resulted in a one-time, pre-tax charge against reported earnings of $823 million, reflecting the loss on early extinguishment of debt.
The EPS impact of this charge is shown in Table 1 and Schedule 9.
Asset Impairment, Exit, Implementation and Acquisition-related Costs
For the full year 2017, Altria recorded pre-tax charges of $89 million, primarily related to the Facilities Consolidation.
In the fourth quarter of 2016, Altria recorded pre-tax charges of $73 million, primarily related to the Facilities Consolidation. For the full year 2016, Altria recorded pre-tax charges of $206 million, primarily related to the productivity initiative announced in January 2016 and the Facilities Consolidation.
The EPS impact of these charges is shown in Table 1 and Schedules 7 and 9.
Gain on AB InBev/SABMiller Business Combination
For the full year 2017, Altria recorded a pre-tax gain of $445 million related to AB InBev’s divestitures of certain SABMiller assets and businesses in connection with the AB InBev/SABMiller business combination.
In the fourth quarter and full-year 2016, Altria recorded pre-tax gains of approximately $13.7 billion and $13.9 billion, respectively, related to the AB InBev/SABMiller business combination.
The EPS impact of these items is shown in Table 1 and Schedules 7 and 9.
Settlement Charge for Lump Sum Pension Payments
In the fourth quarter of 2017, Altria recorded a one-time pre-tax settlement charge of $81 million related to lump sum payments made in connection with a voluntary, limited-time offer to former employees with vested benefits in the Altria Retirement Plan who had not commenced receiving benefit payments and met certain other conditions.
The EPS impact of this charge is shown in Table 1 and Schedules 7 and 9.
Tax Items
In the fourth quarter of 2017, Altria recorded a $3.4 billion tax benefit primarily related to Tax Reform Items described in “U.S. Corporate Tax Reform” above.
For the full year 2017, Altria recorded $3.7 billion in income tax benefits, primarily related to Tax Reform Items and the previously disclosed valuation allowance release and federal income tax audit closure.
The EPS impact of these items is shown in Table 1 and Schedules 7 and 9.

SMOKEABLE PRODUCTS
The smokeable products segment delivered strong income growth in the fourth quarter and for 2017.
Smokeable products segment net revenues declined 3.2% in the fourth quarter as lower volume was partially offset by higher pricing and lower promotional investments. For the full year, smokeable products segment net revenues declined 0.9% as lower volume and higher promotional investments were partially offset by higher pricing. Revenues net of excise taxes declined 1.0% in the quarter and increased 0.6% for the full year.
In the fourth quarter, reported OCI increased 1.7%, primarily driven by higher pricing, lower selling, general and administrative (SG&A) spending and lower promotional investments, partially offset by lower volume, higher resolution expense and settlement charges for lump sum pension payments. Adjusted OCI, which is calculated excluding the special items identified in Table 2, grew 5.7%, and adjusted OCI margins expanded 3.2 percentage points to 49.9%.
For the full year, reported OCI increased 8.2%, primarily driven by higher pricing and lower SG&A spending, partially offset by lower volume. Adjusted OCI, which is calculated excluding the special items identified in Table 2, grew 7.0%, and adjusted OCI margins expanded 3.0 percentage points to 51.2%.

Table 2 - Smokeable Products: Revenues and OCI ($ in millions)

	Fourth Quarter			Full Year
	2017	2016	Change	2017	2016	Change
Net revenues	$5,281	$5,453	(3.2)%	$22,636	$22,851	(0.9)%
Excise taxes	(1,346)	(1,478)		(5,927)	(6,247)
Revenues net of excise taxes	$3,935	$3,975	(1.0)%	$16,709	$16,604	0.6%

Reported OCI	$1,844	$1,813	1.7%	$8,408	$7,768	8.2%
NPM Adjustment Items	—	—		(5)	12
Asset impairment, exit, implementation and acquisition-related costs	7	29		29	134
Tobacco and health litigation items	56	16		72	88
Settlement charge for lump sum pension payments	57	—		57	—
Adjusted OCI	$1,964	$1,858	5.7%	$8,561	$8,002	7.0%
Adjusted OCI margins [1]	49.9%	46.7%	3.2 pp	51.2%	48.2%	3.0 pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

In the fourth quarter, the smokeable products segment’s reported domestic cigarettes shipment volume declined by 8.9%, primarily driven by the industry’s rate of decline, trade inventory movements and retail share declines. After adjusting for trade inventory movements, PM USA’s domestic cigarettes shipment volume decreased by an estimated 6.5%. Total cigarette industry volumes declined by an estimated 4.5%.
For the full year, the smokeable products segment’s reported domestic cigarettes shipment volume decreased by 5.1%, primarily driven by the industry’s rate of decline, retail share declines and one fewer shipping day. When adjusted for calendar differences, PM USA’s domestic cigarettes shipment volume decreased by an estimated 5%. Total cigarette industry volumes declined by an estimated 4%.
The smokeable products segment’s reported cigars shipment volume increased by 7.9% in the fourth quarter and 9.9% for the full year. Table 3 summarizes smokeable products segment shipment volume performance.

Table 3 - Smokeable Products: Shipment Volume (sticks in millions)

	Fourth Quarter			Full Year
	2017	2016	Change	2017	2016	Change
Cigarettes:
Marlboro	22,667	24,851	(8.8)%	99,974	105,297	(5.1)%
Other premium	1,400	1,524	(8.1)%	5,967	6,382	(6.5)%
Discount	2,415	2,682	(10.0)%	10,665	11,251	(5.2)%
Total cigarettes	26,482	29,057	(8.9)%	116,606	122,930	(5.1)%

Cigars:
Black & Mild	381	351	8.5%	1,527	1,379	10.7%
Other	3	5	(40.0)%	15	24	(37.5)%
Total cigars	384	356	7.9%	1,542	1,403	9.9%

Total smokeable products	26,866	29,413	(8.7)%	118,148	124,333	(5.0)%
Note: Cigarettes volume includes units sold as well as promotional units, but excludes units sold for distribution to Puerto Rico, and units sold in U.S. Territories, to overseas military and by Philip Morris Duty Free Inc., none of which, individually or in the aggregate, is material to the smokeable products segment.
In the fourth quarter, Marlboro’s retail share declined by 0.7 share points to 43.0%, primarily driven by competitive activity and the continued effect of the cigarette excise tax increase in California. For the full year, Marlboro’s retail share declined by 0.4 share points to 43.3%. PM USA’s total retail share was 50.3% in the quarter and 50.7% for the full year, down 0.8 and 0.4 share points, respectively. Table 4 summarizes cigarette retail share results.

Table 4 - Smokeable Products: Cigarettes Retail Share (percent)

	Fourth Quarter			Full Year
	2017	2016	Percentage point change	2017	2016	Percentage point change
Cigarettes:
Marlboro	43.0%	43.7%	(0.7)	43.3%	43.7%	(0.4)
Other premium	2.7	2.7	—	2.7	2.8	(0.1)
Discount	4.6	4.7	(0.1)	4.7	4.6	0.1
Total cigarettes	50.3%	51.1%	(0.8)	50.7%	51.1%	(0.4)
Note: Retail share results for cigarettes are based on data from IRI/MSAi, a tracking service that uses a sample of stores and certain wholesale shipments to project market share and depict share trends. This service tracks sales in the food, drug, mass merchandisers, convenience, military, dollar store and club trade classes. For other trade classes selling cigarettes, retail share is based on shipments from wholesalers to retailers (STARS). This service is not designed to capture sales through other channels, including the internet, direct mail and some illicitly tax-advantaged outlets. It is IRI’s standard practice to periodically refresh its services, which could restate retail share results that were previously released in this service.

SMOKELESS PRODUCTS
The smokeless products segment delivered very strong results in the fourth quarter and for 2017.
Smokeless products segment net revenues increased 10.4% in the quarter, primarily driven by higher pricing and lower promotional investments, partially offset by lower volume. For the full year, smokeless product segment net revenues increased 5.1%, primarily driven by higher pricing and lower promotional investments, partially offset by unfavorable mix and lower volume. Revenues net of excise taxes increased 11.1% in the quarter and 5.6% for the full year.
In the fourth quarter, reported OCI increased 41.3%, primarily driven by higher pricing, lower Facilities Consolidation charges, lower costs (SG&A and manufacturing) and lower promotional investments, partially offset by settlement charges for lump sum pension payments. Adjusted OCI, which is calculated excluding the special items identified in Table 5, increased 27.2%, and adjusted OCI margins increased 8.7 percentage points to 68.1%.
For the full year, reported OCI increased 10.5%, primarily driven by higher pricing and lower costs partially offset by unfavorable mix and lower volume. Adjusted OCI, which is calculated excluding the special items identified in Table 5, increased 11.2%, and adjusted OCI margins increased 3.4 percentage points to 67.8%.

Table 5 - Smokeless Products: Revenues and OCI ($ in millions)

	Fourth Quarter			Full Year
	2017	2016	Change	2017	2016	Change
Net revenues	$575	$521	10.4%	$2,155	$2,051	5.1%
Excise taxes	(33)	(33)		(132)	(135)
Revenues net of excise taxes	$542	$488	11.1%	$2,023	$1,916	5.6%

Reported OCI	$349	$247	41.3%	$1,300	$1,177	10.5%
Asset impairment, exit and implementation costs	4	43		56	57
Settlement charge for lump sum pension payments	16	—		16	—
Adjusted OCI	$369	$290	27.2%	$1,372	$1,234	11.2%
Adjusted OCI margins [1]	68.1%	59.4%	8.7 pp	67.8%	64.4%	3.4 pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.
In the fourth quarter, the smokeless products segment’s reported domestic shipment volume declined 0.6%. After adjusting for trade inventory movements and other factors, USSTC estimates that its domestic smokeless products shipment volume declined approximately 2.5%.
For the full year, reported domestic shipment volume declined 1.4%, driven primarily by declines in Skoal. After adjusting for trade inventory movements and other factors, USSTC estimates that its domestic smokeless products shipment volume declined approximately 2%. USSTC estimates that the smokeless products category volume was essentially unchanged over the past six months.
Table 6 summarizes shipment volume performance for the smokeless products segment.

Table 6 - Smokeless Products: Shipment Volume (cans and packs in millions)

	Fourth Quarter			Full Year
	2017	2016	Change	2017	2016	Change
Copenhagen	135.5	132.8	2.0%	531.6	525.1	1.2%
Skoal	58.9	63.6	(7.4)%	241.9	260.9	(7.3)%
Copenhagen and Skoal	194.4	196.4	(1.0)%	773.5	786.0	(1.6)%
Other	17.5	16.7	4.8%	67.8	67.5	0.4%
Total smokeless products	211.9	213.1	(0.6)%	841.3	853.5	(1.4)%
Note: Volume includes cans and packs sold, as well as promotional units, but excludes international volume, which is not material to the smokeless products segment. New types of smokeless products, as well as new packaging configurations of existing smokeless products, may or may not be equivalent to existing moist smokeless tobacco (MST) products on a can-for-can basis. To calculate volumes of cans and packs shipped, one pack of snus, irrespective of the number of pouches in the pack, is assumed to be equivalent to one can of MST.
In the fourth quarter, Copenhagen retail share was unchanged at 33.8%. Copenhagen and Skoal’s combined retail share decreased 1.3 share points in the quarter to 50.1% driven by Skoal.
For the full year, Copenhagen’s 0.5 share point growth was offset by Skoal’s 1.4 share point loss, contributing to a combined share decline of 0.9 share points. Table 7 summarizes retail share results for the smokeless products segment.

Table 7 - Smokeless Products: Retail Share (percent)

	Fourth Quarter			Full Year
	2017	2016	Percentage point change	2017	2016	Percentage point change
Copenhagen	33.8%	33.8%	—	33.7%	33.2%	0.5
Skoal	16.3	17.6	(1.3)	16.7	18.1	(1.4)
Copenhagen and Skoal	50.1	51.4	(1.3)	50.4	51.3	(0.9)
Other	3.5	3.3	0.2	3.3	3.4	(0.1)
Total smokeless products	53.6%	54.7%	(1.1)	53.7%	54.7%	(1.0)
Note: Retail share results for smokeless products are based on data from IRI InfoScan, a tracking service that uses a sample of stores to project market share and depict share trends. This service tracks sales in the food, drug, mass merchandisers, convenience, military, dollar store and club trade classes on the number of cans and packs sold. Smokeless products is defined by IRI as moist smokeless and spit-free tobacco products. New types of smokeless products, as well as new packaging configurations of existing smokeless products, may or may not be equivalent to existing MST products on a can-for-can basis. For example, one pack of snus, irrespective of the number of pouches in the pack, is assumed to be equivalent to one can of MST. Because this service represents retail share performance only in key trade channels, it should not be considered a precise measurement of actual retail share. It is IRI’s standard practice to periodically refresh its InfoScan services, which could restate retail share results that were previously released in this service.

WINE
In the wine segment, Ste. Michelle’s fourth-quarter and full-year results were negatively impacted by competitive activity, continued trade inventory reductions and slower premium wine category growth.
In the fourth quarter of 2017, Ste. Michelle’s net revenues declined 8.5%. Reported and adjusted OCI increased 1.6%, primarily due to lower costs, higher pricing and favorable mix, mostly offset by lower volume. Reported wine shipment volume for the fourth quarter declined 9.7% to approximately 2.8 million cases.
For the full year, Ste. Michelle’s net revenues declined 6.4%. Reported OCI declined 10.4% and adjusted OCI declined 12.0%, primarily due to lower volume. Reported shipment volume for the full year declined 8.6% to approximately 8.5 million cases.
Table 8 summarizes revenues, OCI and OCI margins for the wine segment.

Table 8 - Wine: Revenues and OCI ($ in millions)

	Fourth Quarter			Full Year
	2017	2016	Change	2017	2016	Change
Net revenues	$227	$248	(8.5)%	$698	$746	(6.4)%
Excise taxes	(8)	(8)		(23)	(25)
Revenues net of excise taxes	$219	$240	(8.8)%	$675	$721	(6.4)%

Reported OCI	$65	$64	1.6%	$147	$164	(10.4)%
Acquisition-related costs	—	—		—	3
Adjusted OCI	$65	$64	1.6%	$147	$167	(12.0)%
Adjusted OCI margins [1]	29.7%	26.7%	3.0 pp	21.8%	23.2%	(1.4) pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Altria’s Profile
Altria’s wholly-owned subsidiaries include Philip Morris USA Inc., U.S. Smokeless Tobacco Company LLC, John Middleton Co., Sherman Group Holdings, LLC and its subsidiaries, Nu Mark LLC, Ste. Michelle Wine Estates Ltd. and Philip Morris Capital Corporation. Altria holds an equity investment in Anheuser-Busch InBev SA/NV.
The brand portfolios of Altria’s tobacco operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal®, MarkTen® and Green Smoke®. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle®, Columbia Crest®, 14 Hands® and Stag’s Leap Wine Cellars™, and it imports and markets Antinori®, Champagne Nicolas Feuillatte™, Torres® and Villa Maria Estate™ products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of Altria or its subsidiaries or are used with permission. More information about Altria is available at altria.com and on the Altria Investor app.
Forward-Looking and Cautionary Statements
This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.
Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release are described in Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2016 and its Quarterly Report on Form 10-Q for the period ended September 30, 2017.
These factors include the following: significant competition; changes in adult consumer preferences and demand for Altria’s operating companies’ products; fluctuations in raw material availability, quality and price; reliance on key facilities and suppliers; reliance on critical information systems, many of which are managed by third-party service providers; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; federal, state and local legislative activity, including actual and potential federal and state excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements, consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; privately imposed smoking restrictions; and, from time to time, governmental investigations.
Furthermore, the results of Altria’s tobacco businesses are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to evolving adult consumer preferences; to develop, manufacture, market and distribute products that appeal to adult tobacco consumers (including, where appropriate, through arrangements with, and investments in, third parties); to improve productivity; and to protect or enhance margins through cost savings and price increases.
Altria and its tobacco businesses are also subject to federal, state and local government regulation, including by the FDA. Altria and its subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies’ understanding of applicable law, bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds and certain challenges to bond cap statutes.
In addition, the factors related to Altria’s investment in AB InBev include the following: AB InBev’s inability to achieve the contemplated synergies and value creation from its business combination with SABMiller; that Altria’s equity securities in AB InBev are subject to restrictions on transfer until October 10, 2021; the risk that Altria’s reported earnings from and carrying value of its equity investment in AB InBev may be adversely affected by unfavorable foreign currency exchange rates and other factors, including the risks encountered by AB InBev in its business; the risk that the tax treatment of Altria’s transaction consideration from the AB InBev/SABMiller business combination and the accounting treatment of its equity investment are not guaranteed; and the risk that the tax treatment of the dividends Altria expects to receive from AB InBev may not be as favorable as Altria anticipates.
Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.
Source: Altria Group, Inc.

Altria Client Services	Altria Client Services
Investor Relations	Media Relations
804-484-8222	804-484-8897

Schedule 1
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Quarters Ended December 31,
(dollars in millions, except per share data)
(Unaudited)

	2017	2016	% Change

Net revenues	$6,101	$6,252	(2.4)%
Cost of sales [1]	1,844	1,905
Excise taxes on products [1]	1,387	1,519
Gross profit	2,870	2,828	1.5%
Marketing, administration and research costs	623	701
Asset impairment and exit costs	9	56
Operating companies income	2,238	2,071	8.1%
Amortization of intangibles	6	6
General corporate expenses	69	72
Operating income	2,163	1,993	8.5%
Interest and other debt expense, net	180	176
Earnings from equity investment in AB InBev/SABMiller	(200)	(231)
Gain on AB InBev/SABMiller business combination	—	(13,660)
Earnings before income taxes	2,183	15,708	(86.1)%
(Benefit) provision for income taxes	(2,785)	5,430
Net earnings	4,968	10,278	(51.7)%
Net earnings attributable to noncontrolling interests	(2)	(2)
Net earnings attributable to Altria Group, Inc.	$4,966	$10,276	(51.7)%

Per share data:
Basic and diluted earnings per share attributable to Altria Group, Inc.	$2.60	$5.27	(50.7)%

Weighted-average diluted shares outstanding	1,905	1,946	(2.1)%

[1]  Cost of sales includes charges for resolution expenses related to state settlement agreements and FDA user fees. Supplemental information concerning those items and excise taxes on products sold is shown in Schedule 5.

					Schedule 2
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data
For the Quarters Ended December 31,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2017	$5,281	$575	$227	$18	$6,101
2016	5,453	521	248	30	6,252
% Change	(3.2)%	10.4%	(8.5)%	(40.0)%	(2.4)%

Reconciliation:
For the quarter ended December 31, 2016	$5,453	$521	$248	$30	$6,252
Operations	(172)	54	(21)	(12)	(151)
For the quarter ended December 31, 2017	$5,281	$575	$227	$18	$6,101

	Operating Companies Income (Loss)
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2017	$1,844	$349	$65	$(20)	$2,238
2016	1,813	247	64	(53)	2,071
% Change	1.7%	41.3%	1.6%	(62.3)%	8.1%

Reconciliation:
For the quarter ended December 31, 2016	$1,813	$247	$64	$(53)	$2,071

Asset impairment, exit and implementation costs - 2016	29	43	—	1	73
Patent litigation settlement - 2016	—	—	—	21	21
Tobacco and health litigation items - 2016	16	—	—	—	16
	45	43	—	22	110

Asset impairment, exit, implementation and acquisition-related costs - 2017	(7)	(4)	—	—	(11)
Tobacco and health litigation items - 2017	(56)	—	—	—	(56)
Settlement charge for lump sum pension payments - 2017	(57)	(16)	—	—	(73)
	(120)	(20)	—	—	(140)
Operations	106	79	1	11	197
For the quarter ended December 31, 2017	$1,844	$349	$65	$(20)	$2,238

			Schedule 3
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Years Ended December 31,
(dollars in millions, except per share data)
(Unaudited)

	2017	2016	% Change

Net revenues	$25,576	$25,744	(0.7)%
Cost of sales [1]	7,543	7,746
Excise taxes on products [1]	6,082	6,407
Gross profit	11,951	11,591	3.1%
Marketing, administration and research costs	2,114	2,407
Asset impairment and exit costs	33	174
Operating companies income	9,804	9,010	8.8%
Amortization of intangibles	21	21
General corporate expenses	227	222
Corporate asset impairment and exit costs	—	5
Operating income	9,556	8,762	9.1%
Interest and other debt expense, net	705	747
Loss on early extinguishment of debt	—	823
Earnings from equity investment in AB InBev/SABMiller	(532)	(795)
Gain on AB InBev/SABMiller business combination	(445)	(13,865)
Earnings before income taxes	9,828	21,852	(55.0)%
(Benefit) provision for income taxes	(399)	7,608
Net earnings	10,227	14,244	(28.2)%
Net earnings attributable to noncontrolling interests	(5)	(5)
Net earnings attributable to Altria Group, Inc.	$10,222	$14,239	(28.2)%

Per share data [2]:
Basic and diluted earnings per share attributable to Altria Group, Inc.	$5.31	$7.28	(27.1)%

Weighted-average diluted shares outstanding	1,921	1,952	(1.6)%

[1]  Cost of sales includes charges for resolution expenses related to state settlement agreements and FDA user fees. Supplemental information concerning those items and excise taxes on products sold is shown in Schedule 5.

[2]  Basic and diluted earnings per share attributable to Altria Group, Inc. are computed independently for each period. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

					Schedule 4
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data
For the Years Ended December 31,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2017	$22,636	$2,155	$698	$87	$25,576
2016	22,851	2,051	746	96	25,744
% Change	(0.9)%	5.1%	(6.4)%	(9.4)%	(0.7)%

Reconciliation:
For the year ended December 31, 2016	$22,851	$2,051	$746	$96	$25,744
Operations	(215)	104	(48)	(9)	(168)
For the year ended December 31, 2017	$22,636	$2,155	$698	$87	$25,576

	Operating Companies Income (Loss)
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2017	$8,408	$1,300	$147	$(51)	$9,804
2016	7,768	1,177	164	(99)	9,010
% Change	8.2%	10.5%	(10.4)%	48.5%	8.8%

Reconciliation:
For the year ended December 31, 2016	$7,768	$1,177	$164	$(99)	$9,010

NPM Adjustment Items - 2016	12	—	—	—	12
Asset impairment, exit, implementation and acquisition-related costs - 2016	134	57	3	7	201
Patent litigation settlement - 2016	—	—	—	21	21
Tobacco and health litigation items - 2016	88	—	—	—	88
	234	57	3	28	322

NPM Adjustment Items - 2017	5	—	—	—	5
Asset impairment, exit, implementation and acquisition-related costs - 2017	(29)	(56)	—	—	(85)
Tobacco and health litigation items - 2017	(72)	—	—	—	(72)
Settlement charge for lump sum pension payments - 2017	(57)	(16)	—	—	(73)
	(153)	(72)	—	—	(225)
Operations	559	138	(20)	20	697
For the year ended December 31, 2017	$8,408	$1,300	$147	$(51)	$9,804

			Schedule 5
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data
(dollars in millions)
(Unaudited)

	For the Quarters Ended December 31,		For the Years Ended December 31,
	2017	2016	2017	2016
The segment detail of excise taxes on products sold is as follows:

Smokeable products	$1,346	$1,478	$5,927	$6,247
Smokeless products	33	33	132	135
Wine	8	8	23	25
	$1,387	$1,519	$6,082	$6,407

The segment detail of charges for resolution expenses related to state settlement agreements included in cost of sales is as follows:

Smokeable products	$1,035	$1,057	$4,451	$4,622
Smokeless products	2	2	8	8
	$1,037	$1,059	$4,459	$4,630

The segment detail of FDA user fees included in cost of sales is as follows:

Smokeable products	$72	$70	$278	$281
Smokeless products	1	1	4	4
	$73	$71	$282	$285

		Schedule 6
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.
For the Quarters Ended December 31,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted EPS
2017 Net Earnings	$4,966	$2.60
2016 Net Earnings	$10,276	$5.27
% Change	(51.7)%	(50.7)%

Reconciliation:
2016 Net Earnings	$10,276	$5.27

2016 Tobacco and health litigation items	15	0.01
2016 SABMiller special items	(153)	(0.07)
2016 Asset impairment, exit and implementation costs	51	0.03
2016 Patent litigation settlement	13	0.01
2016 Gain on AB InBev/SABMiller business combination	(8,872)	(4.56)
2016 Tax items	(13)	(0.01)
Subtotal 2016 special items	(8,959)	(4.59)

2017 AB InBev special items	(34)	(0.02)
2017 Asset impairment, exit, implementation and acquisition-related costs	(8)	—
2017 Tobacco and health litigation items	(38)	(0.02)
2017 Settlement charge for lump sum pension payments	(49)	(0.03)
2017 Tax items	3,353	1.76
Subtotal 2017 special items	3,224	1.69

Fewer shares outstanding	—	0.01
Change in tax rate	119	0.06
Operations	306	0.16
2017 Net Earnings	$4,966	$2.60

				Schedule 7
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of GAAP and non-GAAP Measures
For the Quarters Ended December 31,
(dollars in millions, except per share data)
(Unaudited)

	Earnings before Income Taxes	(Benefit) Provision for Income Taxes	Net Earnings	Net Earnings Attributable to Altria Group, Inc.	Diluted EPS
2017 Reported	$2,183	$(2,785)	$4,968	$4,966	$2.60
AB InBev special items	51	17	34	34	0.02
Asset impairment, exit, implementation and acquisition-related costs	12	4	8	8	—
Tobacco and health litigation items	62	24	38	38	0.02
Settlement charge for lump sum pension payments	81	32	49	49	0.03
Tax items	—	3,353	(3,353)	(3,353)	(1.76)
2017 Adjusted for Special Items	$2,389	$645	$1,744	$1,742	$0.91

2016 Reported	$15,708	$5,430	$10,278	$10,276	$5.27
Tobacco and health litigation items	17	2	15	15	0.01
SABMiller special items	(236)	(83)	(153)	(153)	(0.07)
Asset impairment, exit and implementation costs	73	22	51	51	0.03
Patent litigation settlement	21	8	13	13	0.01
Gain on AB InBev/SABMiller business combination	(13,660)	(4,788)	(8,872)	(8,872)	(4.56)
Tax items	—	13	(13)	(13)	(0.01)
2016 Adjusted for Special Items	$1,923	$604	$1,319	$1,317	$0.68

2017 Reported Net Earnings				$4,966	$2.60
2016 Reported Net Earnings				$10,276	$5.27
% Change				(51.7)%	(50.7)%

2017 Net Earnings Adjusted for Special Items				$1,742	$0.91
2016 Net Earnings Adjusted for Special Items				$1,317	$0.68
% Change				32.3%	33.8%

		Schedule 8
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.
For the Years Ended December 31,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted EPS [1]
2017 Net Earnings	$10,222	$5.31
2016 Net Earnings	$14,239	$7.28
% Change	(28.2)%	(27.1)%

Reconciliation:
2016 Net Earnings	$14,239	$7.28

2016 NPM Adjustment Items	11	0.01
2016 Tobacco and health litigation items	71	0.04
2016 SABMiller special items	(57)	(0.03)
2016 Loss on early extinguishment of debt	541	0.28
2016 Asset impairment, exit, implementation and acquisition-related costs	135	0.07
2016 Patent litigation settlement	13	0.01
2016 Gain on AB InBev/SABMiller business combination	(9,001)	(4.61)
2016 Tax items	(30)	(0.02)
Subtotal 2016 special items	(8,317)	(4.25)

2017 NPM Adjustment Items	(2)	—
2017 Tobacco and health litigation items	(50)	(0.03)
2017 AB InBev special items	(105)	(0.05)
2017 Asset impairment, exit, implementation and acquisition-related costs	(55)	(0.03)
2017 Gain on AB InBev/SABMiller business combination	289	0.15
2017 Settlement charge for lump sum pension payments	(49)	(0.03)
2017 Tax items	3,674	1.91
Subtotal 2017 special items	3,702	1.92

Fewer shares outstanding	—	0.05
Change in tax rate	124	0.06
Operations	474	0.25
2017 Net Earnings	$10,222	$5.31

[1] Diluted earnings per share attributable to Altria Group, Inc. is computed independently for each period. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

				Schedule 9
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of GAAP and non-GAAP Measures
For the Years Ended December 31,
(dollars in millions, except per share data)
(Unaudited)

	Earnings before Income Taxes	(Benefit) Provision for Income Taxes	Net Earnings	Net Earnings Attributable to Altria Group, Inc.	Diluted EPS
2017 Reported	$9,828	$(399)	$10,227	$10,222	$5.31
NPM Adjustment Items	4	2	2	2	—
Tobacco and health litigation items	80	30	50	50	0.03
AB InBev special items	160	55	105	105	0.05
Asset impairment, exit, implementation and acquisition-related costs	89	34	55	55	0.03
Gain on AB InBev/SABMiller business combination	(445)	(156)	(289)	(289)	(0.15)
Settlement charge for lump sum pension payments	81	32	49	49	0.03
Tax items	—	3,674	(3,674)	(3,674)	(1.91)
2017 Adjusted for Special Items	$9,797	$3,272	$6,525	$6,520	$3.39

2016 Reported	$21,852	$7,608	$14,244	$14,239	$7.28
NPM Adjustment Items	18	7	11	11	0.01
Tobacco and health litigation items	105	34	71	71	0.04
SABMiller special items	(89)	(32)	(57)	(57)	(0.03)
Loss on early extinguishment of debt	823	282	541	541	0.28
Asset impairment, exit, implementation and acquisition-related costs	206	71	135	135	0.07
Patent litigation settlement	21	8	13	13	0.01
Gain on AB InBev/SABMiller business combination	(13,865)	(4,864)	(9,001)	(9,001)	(4.61)
Tax items	—	30	(30)	(30)	(0.02)
2016 Adjusted for Special Items	$9,071	$3,144	$5,927	$5,922	$3.03

2017 Reported Net Earnings				$10,222	$5.31
2016 Reported Net Earnings				$14,239	$7.28
% Change				(28.2)%	(27.1)%

2017 Net Earnings Adjusted for Special Items				$6,520	$3.39
2016 Net Earnings Adjusted for Special Items				$5,922	$3.03
% Change				10.1%	11.9%

		Schedule 10
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of GAAP and non-GAAP Measures
For the Periods Ended December 31,
(Unaudited)

	Fourth Quarter	Full Year
U.S. federal statutory rate	35.0%	35.0%
Increase (decrease) resulting from:
State and local income taxes, net of federal tax benefit	4.9	3.5
Re-measurement of net deferred tax liabilities	(140.3)	(31.2)
Tax basis in foreign investments	(35.0)	(7.8)
Deemed repatriation tax	18.9	4.2
Uncertain tax positions	(2.3)	(0.9)
AB InBev dividend benefit	(9.7)	(5.9)
Domestic manufacturing deduction	(2.1)	(1.8)
Other	3.0	0.8
Reported effective tax rate [1]	(127.6)%	(4.1)%
Tax reform items	154.2	34.3
Valuation allowance release	—	2.4
IRS audit closure	—	1.5
Other	0.4	(0.7)
Adjusted effective tax rate [2]	27.0%	33.4%
1 Reported effective tax rate is calculated as “(Benefit) provision for income taxes” divided by “Earnings before income taxes” from Schedules 1 and 3.
2 Adjusted effective tax rate is calculated as “Adjusted provision for income taxes” divided by “Adjusted earnings before income taxes” from
Schedules 7 and 9.

		Schedule 11
ALTRIA GROUP, INC.
and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in millions)
(Unaudited)

	December 31, 2017	December 31, 2016
Assets
Cash and cash equivalents	$1,253	$4,569
Inventories	2,225	2,051
Other current assets	866	640
Property, plant and equipment, net	1,914	1,958
Goodwill and other intangible assets, net	17,707	17,321
Investment in AB InBev	17,952	17,852
Finance assets, net	899	1,028
Other long-term assets	386	513
Total assets	$43,202	$45,932

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$864	$—
Accrued settlement charges	2,442	3,701
Other current liabilities	3,486	3,674
Long-term debt	13,030	13,881
Deferred income taxes	5,247	8,416
Accrued postretirement health care costs	1,987	2,217
Accrued pension costs	445	805
Other long-term liabilities	283	427
Total liabilities	27,784	33,121
Redeemable noncontrolling interest	38	38
Total stockholders’ equity	15,380	12,773
Total liabilities and stockholders’ equity	$43,202	$45,932

Total debt	$13,894	$13,881